Exhibit 21

Subsidiaries of Great-West Life & Annuity Insurance Company

Jurisdiction of Incorporation or
Subsidiary	Organization
Advised Asset Group, LLC	Colorado
GWFS Equities, Inc.	Delaware
FASCore, LLC	Colorado
Emjay Corporation	Wisconsin
Great-West Life & Annuity Insurance Company of New York	New York
Great-West Life & Annuity Insurance Company of South Carolina	South Carolina
Great-West Capital Management, LLC (1)	Colorado
Lottery Receivable Company One LLC	Delaware
LR Company II, L.L.C.	Delaware
Great-West Funds, Inc.	Maryland
Great-West Trust Company, LLC	Colorado
Singer Collateral Trust IV	Delaware
Singer Collateral Trust V	Delaware
Westkin Properties Ltd.	California
2001 Books Holdings, LLC	Delaware

(1)  Also doing business as Maxim Capital Management, LLC.